EXHIBIT 99.1

For further information, please contact:
John LaBoskey, Senior Vice President/CFO
BEI Technologies, Inc. 415/956-4477

BEI TECHNOLOGIES, INC. REPORTS RECORD
FIRST QUARTER 2005 REVENUE

SAN FRANCISCO, CA, February 2, 2005 – BEI Technologies, Inc. (Nasdaq: BEIQ), an established manufacturer of electronic sensors and motion control products, announces record first quarter 2005 earnings.

Fiscal 2005 First Quarter compared with Fiscal 2004 First Quarter:

•	Revenues increased 11.8% to $76.9 million with automotive revenue of $47.4 million, an increase of 11.4%

•	Net income increased 82.1% to $3.648 million from $2.003 million

•	EPS increased 78.6% to $0.25 from $0.14

Quarterly Results
Charles Crocker, Chairman and Chief Executive Officer stated, “Net sales for the first quarter increased by $8.1 million compared with the prior year first quarter due primarily to a $4.9 million increase in automotive sensor sales, largely GyroChip® sensor shipments. In addition to the record first quarter revenue, deferred automotive revenue increased by $1.2 million during the quarter. Deferred revenue is expected to be recognized in a future quarter when all revenue recognition criteria have been met. Sales of industrial sensors, actuators and motors increased in the quarter to $24.0 million from $18.9 million in the prior year first quarter, as a result of the addition of Newall Measurement Systems’ Digital Readout (DRO) and digital linear encoder sales not included in the prior year and higher quartz product sales to commercial aviation customers. Government aerospace and defense sales decreased to $5.5 million compared with $7.3 million in the prior year first quarter due to reduced quartz and encoder program sales.”

Gross margin increased to 27.5% in the fiscal 2005 first quarter from 22.0% in the prior year first quarter. Average gross margin percentages improved in both industrial products and automotive products compared to the prior year quarter. 1.3% of the 2005 first quarter gross margin resulted from a $1.0 million insurance recovery related to a $1.6 million settlement with a customer in the fourth quarter of fiscal 2004. The prior year first quarter was unfavorably impacted by vendor scrap issues.

Crocker continued, “We are pleased with the progress Systron Donner Automotive achieved in shipping a record of 1.26 million GyroChip sensors for the quarter while increasing annual capacity to 5.0 million sensors. This was ahead of our previously stated goal of 4.5 million by December 2004. We are also gratified by the adoption of the Newall products we acquired at the beginning of the quarter which resulted in approximately $3.0 million of industrial revenue for the quarter. These products contributed to the quarter’s favorable margin expansion.”

SG&A spending increased in the first quarter to $10.8 million compared with the prior year first quarter of $8.3 million. The inclusion of Newall SG&A added approximately $1.1 million in spending not in the prior year. The first quarter 2005 spending also included charges associated with severance, technology licensing, and sales tax totaling $0.8 million. Research and development expense in the first quarter increased to $4.2 million compared with $3.3 million in the prior year first quarter due to the inclusion of Newall spending and reduced prior year first quarter spending.

During the first quarter our operations used $4.6 million in cash. Cash used by operations was primarily affected by an increase in receivables from increasing sales volumes. The acquisition of Newall for $11.0 million and the purchase of property, plant and equipment for $4.6 million, primarily to increase GyroChip production at Systron Donner Automotive, were major factors in a $17.4 million use of cash financed by borrowing from the Company’s line of credit. Accordingly, cash inflow for the quarter was $26.3 million from financing partially offset by the paydown of $7.0 million of Senior Notes. The Company’s cash balance at quarter end was $5.0 million, with an outstanding balance on the Company’s $35.0 million line of credit of $14.3 million.

Crocker concluded, “We have integrated Newall Measurement Systems into our organization and are beginning to execute plans that leverage both specific customer and market opportunities. We enhanced our financing capabilities by increasing our line of credit to $35 million. We look forward to continued execution of our plan to increase both industrial and military business through acquisition and investment, as well as organic growth.”

Guidance for Second Quarter 2005
Revenue for the second quarter should grow in the range of 3% to 7%. We are increasing our GyroChip automotive sensor shipments guidance from 5.0 million units to 5.6 million units for the 12 month period ending September 2005.

About BEI Technologies, Inc.

BEI Technologies, Inc. (the “Company” or “Technologies”) is an established manufacturer of electronic sensors, motors, actuators, rotary optical encoders, linear encoders with associated digital readouts (DROs), and motion control products used for factory and office automation, medical equipment, military, aviation and space systems. In addition, sales to manufacturers of transportation equipment, including automobiles, trucks and off-road equipment, have become a significant addition to the Company’s business in recent years. The Company’s micromachined quartz rate sensors are being used in advanced vehicle stability control systems and a significant increase in the production of those sensors had been in progress from the middle of 1998 to FY 2005 except for a decrease in production in fiscal 2002 due to increased competition. The Company also manufactures electronic steering wheel position sensors, seat-memory modules, throttle position sensors, inertial navigation systems, and other devices used in transportation systems.

Except for historical information, this news release may be deemed to contain forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ materially from those discussed in this release. Factors that could cause or contribute to such differences include, but are not limited to, the Risk Factors discussed from time to time in the Company’s reports to the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for fiscal 2004.

BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	January 1,
	2005	October 2,*
	(Unaudited)	2004
ASSETS
Cash and cash equivalents	$4,995	$8,218
Investments	4,537	4,299
Trade receivables, net	51,565	45,482
Inventories, net	31,137	29,897
Other current assets	18,132	17,147

Total current assets	110,366	105,043
Property, plant and equipment, net	42,629	39,905
Goodwill	8,804	1,612
Other assets, net	9,972	6,008

	$171,771	$152,568

LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$30,302	$33,698
Accrued expenses and other liabilities	24,496	25,450
Income tax payable	—	—
Current portion of long-term debt	21,610	7,263

Total current liabilities	76,408	66,411
Long-term debt, less current portion	15,781	10,639
Other liabilities	2,680	2,783
Stockholders’ equity	76,902	72,735

	$171,771	$152,568

* Based on audited information included on Form 10-K for fiscal year ended October 2, 2004

BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands except per share amounts)

	Quarter Ended
	January 1,	January 3,
	2005	2004
	(Unaudited)	(Unaudited)
Net sales	$76,924	$68,805
Cost of sales	55,780	53,658

	21,144	15,147
Selling, general and administrative expenses	10,759	8,328
Research, development and related expenses	4,201	3,260

Income from operations	6,184	3,559
Interest expense	441	368
Other income (expense)	125	(10)

Income before income taxes	5,868	3,181
Provision for income taxes	2,220	1,178

Net income	$3,648	$2,003

BASIC EARNINGS PER COMMON SHARE
Net income per common share	$0.25	$0.14

Weighted average shares outstanding	14,496	14,230

DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
Net income per common and common equivalent share	$0.25	$0.14

Weighted average shares outstanding	14,766	14,517

BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Quarter Ended
	January 1,	January 3,
	2005	2004
	(Unaudited)	(Unaudited)
Net income	$3,648	$2,003
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,604	2,599
Other	(10,841)	276

Net cash provided (used) by operating activities	(4,589)	4,878
Net cash used in investing activities	(17,405)	(2,115)
Net cash provided by (used in) financing activities	18,771	(6,324)

Net decrease in cash and cash equivalents	(3,223)	(3,561)
Cash and cash equivalents at beginning of period	8,218	9,211

Cash and cash equivalents at end of period	$4,995	$5,650

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